Exhibit 10.33
AMENDMENT NO. 7 TO TRANSACTION DOCUMENTS
Dated as of December 5, 2008
THIS AMENDMENT NO. 7 TO TRANSACTION DOCUMENTS (this “Amendment No. 7”) is entered into by and among MVL Film Finance LLC (the “Borrower”), MVL Productions LLC (“MPROD”), Marvel Studios, Inc. (“Marvel Studios” and together with the Borrower and MPROD, collectively, the “Marvel Parties” and each a “Marvel Party”) and Ambac Assurance Corporation, in its capacity as Control Party (as defined in the Credit Agreement referred to below) (“Ambac”). All capitalized terms used herein without definition shall have the meanings specified in the Credit Agreement referred to below, or, if not defined therein, in the Master Agreement referred to below.
PRELIMINARY STATEMENTS:
(1) WHEREAS, reference is made to (i) the Credit and Security Agreement dated as of August 31, 2005 (the “Credit Agreement”) among the Borrower, the financial institutions and commercial paper conduits from time to time party thereto, General Electric Capital Corporation, as Administrative Agent, and the Collateral Agent, (ii) the Master Development and Distribution Agreement dated as of August 31, 2005 (the “Master Agreement”) among the Marvel Parties, (iii) Amendment No. 1 to Transaction Documents dated as of September 29, 2006 (“Amendment No. 1”), Amendment No. 2 to Transaction Documents dated as of February 21, 2007 (“Amendment No. 2”), and Amendment No. 3 to Transaction Documents dated as of April 13, 2007 (“Amendment No. 3”) each by and between the Marvel Parties, Marvel Characters, Inc., MVL Rights LLC, Ambac and the Collateral Agent, and (iv) Acknowledgement No. 1 to Transaction Documents dated as of April 6, 2007 (“Acknowledgment No. 1”), Amendment No. 4 to Transaction Documents dated as of January 15, 2008 (“Amendment No. 4”), Amendment No. 5 to Transaction Documents dated as of March 7, 2008 (“Amendment No. 5”), Amendment No. 6 to Transaction Documents dated as of September 17, 2008 (“Amendment No. 6”), each by and among Ambac, Marvel Studios, MPROD and the Borrower;
(2) WHEREAS, pursuant to Amendment No. 4, the Class A Liquidity Reserve Amount to be funded on the last Business Day of the Capitalization Period (i.e., December 30, 2008) was increased from $25,000,000 to $45,000,000; and
(3) WHEREAS, Ambac, in its capacity as the Control Party, has agreed to restore the Class A Liquidity Reserve Amount to be funded on the last day of the Capitalization Period to the original $25,000,000 amount as further described herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agree as follows:
SECTION 1. Class A Liquidity Reserve
(a) The definition of Class A Liquidity Reserve Amount set forth in Section 1.01(b) is hereby amended and restated as follows:
“Class A Liquidity Reserve Amount” shall mean $25,000,000 provided, that in the event that a Release Requirement is not satisfied or Borrower or its Affiliates know that a Release Requirement will not, with the passage of time, be satisfied, then the Class A Liquidity Reserve Amount shall immediately thereupon and at all times thereafter be increased to $45,000,000. For the avoidance of doubt and notwitstanding any provision of the Transaction Documents to the contrary, the Class A Liquidity Reserve Amount shall in no event be increased above $45,000,000.”
(b) Section 1.01(b) is hereby amended to add the following definition:
“Release Requirement” shall mean each of: (i) the initial domestic theatrical wide release of at least one Completed Film by the Studio Distributor occurs in each of calendar year 2010, 2011 and 2012; and (ii) the initial domestic theatrical wide release of the sixth (6) Completed Film by the Studio Distributor occurs on or prior to August 26, 2012.
(c) Section 2.02(d)(ii)(C) is hereby amended and restated as follows:
“(C) to fund the Class A Liquidity Reserve Account: (i) on the last Business Day of the Capitalization Period, the Class A Liquidity Reserve Amount on such date; and (ii) in the event that a Release Requirement is not satisfied, or Borrower or its Affiliates know that a Release Requirement will not, with the passage of time, be satisfied, the additional amount of the Class A Liquidity Reserve Deficit. For the avoidance of doubt and notwithstanding the forgoing, if multiple Release Requirements aren’t satisfied the Borrower shall only be required to fund from proceeds of Borrowings pursuant to this Section 2.02(d)(ii)(C)(ii) the Class A Liquidity Reserve Deficit once (it being understood that the foregoing shall not limit the Borrower’s obligations pursuant to Section 3.01(c)(xii) or otherwise pursuant to the Transaction Documents to apply funds in the Collection Account to the Class A Liquidity Reserve Account in the amount of the Class A Liquidity Reserve Deficit). The Borrower hereby represents, warrants and covenants that in the event that a Release Requirement is not satisfied, or Borrower or its Affiliates know that a Release Requirement will not, with the passage of time, be satisfied, Borrower shall provide immediate (i.e., that same day) written notice to Ambac and the Collateral Agent of such event.”
(d) Section 2.02(e) is hereby amended to add at the end thereof:
“In the event that a Release Requirement is not satisfied, or Borrower or its Affiliates know that a Release Requirement will not, with the passage of time, be satisfied, the Borrower shall immediately (i.e., that same day) request a Borrowing pursuant to Section 2.02(a) to be made as soon as permitted under Section 2.02(a) in the amount of the Class A Liquidity Reserve Deficit, and instruct the Administrative Agent, upon receipt of such funds from the Lenders, to direct such funds to the Class A Liquidity Reserve Account. For the avoidance of doubt and notwithstanding the forgoing, if multiple Release Requirements aren’t satisfied the Borrower shall only be required to fund from proceeds of Borrowings pursuant to this Section 2.02(e) the Class A Liquidity Reserve Deficit once (it being understood that the foregoing shall not limit the Borrower’s obligations pursuant to Section 3.01(c)(xii) or otherwise pursuant to the Transaction Documents to apply funds in the Collection Account to the Class A Liquidity Reserve Account in the amount of the Class A Liquidity Reserve Deficit).”

(e) Section 5.02(xviii) is hereby amended and restated as follows:
“The sum of (a) the excess of the aggregate Class A Lender Commitments over the aggregate outstanding Class A Advances, plus (b) the excess of the balance on deposit in the Borrower Blocked Account over the Minimum Interest Reserve, exceeds the sum of (x) the aggregate unfunded Direct Negative Cost for all Motion Pictures in production, plus (y) the Direct Negative Cost for the Motion Picture related to the proposed Initial Funding plus (z) (i) solely during the Capitalization Period, $45,000,000; or (ii) after the Capitalization Period has ended and until (a) all Release Requirements have been satisfied or (b) the Class A Liquidity Reserve Account has been funded pursuant to Section 2.02(d)(ii)(C)(ii), $20,000,000; or (iii) after the occurrence of an event specified in (ii)(a) or (b) above, $0.”
SECTION 2. Representations and Warranties of the Marvel Parties.
2.1 The Marvel Parties each hereby represents and warrants to Ambac as follows:
(a) It is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the State of Delaware.
(b) The execution, delivery and performance by it of this Amendment No. 7 and each Transaction Document to which it is a party, and the transactions contemplated hereby and thereby, are within its limited liability company or corporate powers, have been duly authorized by all necessary limited liability company or corporate action, and do not (i) contravene, or constitute a default under, its constitutive documents, (ii) violate any Law or applicable writ, judgment, injunction, decree, determination or award except where such violations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on it or any of its properties, in each case which breach or default has not been permanently waived in accordance therewith or (iv) result in or require the creation or imposition of any Adverse Claim upon or with respect to any of its properties, other than Permitted Liens.
(c) No consent of any other Person and no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party that has not been obtained is required for the due execution, delivery or performance by it of this Amendment No. 7 or any Transaction Document to which it is or is to be a party.

(d) This Amendment No. 7 has been, and each Transaction Document to which it is a party has been, duly executed and delivered by it and is its legal, valid and binding obligation, enforceable against it in accordance with the terms of such document, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.
2.2 In addition, the Marvel Parties each hereby represents and warrants to Ambac as follows:
No Event of Default, Potential Event of Default, MSI Default Event, MEI Event of Default or Acceleration Event has occurred and is continuing or would result from the execution, delivery and performance by it of this Amendment No. 7 and the transactions contemplated hereby.
SECTION 3. Reference to and Effect on the Transaction Documents, Etc.
(a) This Amendment No. 7 shall pertain only to the matters expressly referred to above and is effective only for the limited purposes set forth above, and shall not be deemed to authorize any other action or non-compliance on the Borrower’s, MPROD’s or Marvel Studio’s part.
(b) The Transaction Documents, as specifically modified by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Acknowledgment No. 1 and this Amendment No. 7 are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. This Amendment No. 7 constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, there being no other agreements or understandings, oral, written or otherwise, respecting such subject matter, any such agreement or understanding being superseded hereby.
SECTION 4. Execution in Counterparts. This Amendment No. 7 may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same Amendment No. 7. Delivery of an executed counterpart of a signature page to this Amendment No. 7 by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment No. 7.
SECTION 5. Governing Law. This Amendment No. 7 shall be governed by, and construed in accordance with, the internal laws of the State of New York.
SECTION 6. Amendment Fee. Within ten (10) days of execution of this Amendment No. 7, the Borrower shall pay to Ambac an amendment fee of $35,000 and this Amendment No. 7 shall only be effective upon such payment to Ambac.
[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have caused this Amendment No. 7 to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AMBAC ASSURANCE CORPORATION
By:	/s/ Matthew Tocks
	Name:	Matthew Tocks
	Title:	Vice President

MVL FILM FINANCE LLC

By:	/s/ Michael Ross
Name: Michael Ross
Title: SVP

MVL PRODUCTIONS LLC

By:	/s/ Ryan Potter
Name: Ryan Potter
Title: Secretary

MARVEL STUDIOS, INC.

By:	/s/ Tim Connors
Name: Tim Connors
Title: COO